CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-178146 on Form N-2 of our reports dated May 28, 2013, relating to the financial statements and financial highlights of Blackstone Alternative Alpha Fund (the “Fund”) and of Blackstone Alternative Alpha Master Fund and Subsidiary, appearing in the Annual Report on Form N-CSR of the Fund for the year ended March 31, 2013. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

June 13, 2013